Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE            May 5, 2009
FreightCar America, Inc. Reports Positive First Quarter 2009 Results
Chicago, IL, May 5, 2009 — FreightCar America, Inc. (NASDAQ: RAIL) today reported net income of $2.6 million, or $0.22 per diluted share, for the three months ended March 31, 2009 on revenues of $39.6 million. For the first quarter of 2008, the Company generated sales of $95.1 million and a net loss of $10.2 million, or $0.87 per diluted share. Excluding costs associated with the shutdown of the Company’s Johnstown manufacturing facility, net income for the first quarter of last year was $1.2 million, or $0.10 per share.
“Despite the challenging market conditions, we are pleased with our financial results for the first quarter”, said Chris Ragot, President and CEO. “However, we expect the marketplace to remain challenging in the near future, so we continue to make important adjustments during this downturn in order to emerge in a position of strength.”
“The preservation of our strong balance sheet is critically important and our highest priority. Our cash position and liquidity remain strong, with cash on hand of approximately $130 million at the end of April. We maintain two credit facilities totaling $110 million, both of which are undrawn. In addition, we continue to reduce selling, general and administrative expenses. Our first quarter SG&A costs were down approximately 15% from the first quarter of last year. In addition, we are taking further steps to reduce costs in light of market conditions and are planning for 2009 full year SG&A expenses to be $25 to $26 million, or 20% less than 2008 expenses. We will continue to assess market conditions and are prepared to make further reductions as necessary.”
Net orders for new railcars totaled 339 units in the first quarter of 2009, which represents a decrease of 1,367 units or 80% from 1,706 units ordered in the fourth quarter 2008. Railcar deliveries totaled 974 units in the quarter, including deliveries of 374 cars sold and 600 cars leased. This compares to 1,287 total units delivered in the first quarter of 2008. Total backlog of unfilled orders was 1,985 units at the end of the quarter, compared with 2,620 units at the end of the fourth quarter of 2008.
Gross margin rate for the first quarter of 2009 was 26.6% compared to 9.8% for the first quarter of 2008. The increase in the rate was driven by favorable mix of new car sales, increased refurbishment work and parts sales, increased leasing revenues, and a $3.9 million termination fee from a customer in connection with reducing the number of railcars to be purchased under a previously agreed to contract. The Company had planned to sell the cancelled cars to the customer in the first quarter.
Mr. Ragot stated, “Our customers continue to be interested in leasing railcars in this environment. Given the volatility in the leasing market, it is important that we offer railcar leasing to customers on a selective basis. However, we continue to be successful in working with our leasing partners to monetize our leases as opportunities present themselves.” Through

March 31, 2009, the Company’s net investment in railcars under operating leases increased by $48 million. Subsequent to the end of the quarter the company sold an additional $26 million railcars under lease bringing the company’s net investment down to $68 million.
Mr. Ragot closed by stating “Strategically, we are executing on several initiatives to broaden and strengthen our revenue sources. Our refurbishment and after-market parts business has grown by 54% compared to the first quarter of last year. We have developed new railcar types that we can offer to customers when market conditions improve. Internationally, we continue to make progress toward manufacturing railcars in India and expect to ship our first prototype this year. We have maintained our strong market position while we have aggressively reduced our cost structure. Combined with our strong financial condition, we are well-positioned to capitalize on market opportunities.”
The Company will host a conference call on Tuesday, May 5, 2009 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter financial results. To participate in the conference call, please dial (800) 230-1059. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 5, 2009 until 11:59 p.m. (Eastern Daylight Time) on May 12, 2009. To access the replay, please dial (800) 475-6701. The replay pass code is 997312. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2009	2008
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$91,265	$129,192
Restricted cash	4,238	—
Accounts receivable, net	18,383	73,120
Inventories	43,575	31,644
Leased assets held for sale	48,193	11,703
Other current assets	16,835	11,088
Deferred income taxes	13,230	16,636

Total current assets	235,719	273,383

Property, plant and equipment, net	30,415	30,582
Railcars on operating leases	45,764	34,971
Goodwill	21,521	21,521
Deferred income taxes	19,072	23,213
Other long-term assets	5,272	5,484

Total assets	$357,763	$389,154

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$42,021	$60,986
Accrued payroll and employee benefits	3,769	9,530
Accrued postretirement benefits	5,364	5,364
Accrued warranty	10,870	11,476
Customer deposits	7,382	7,367
Other current liabilities	574	7,939

Total current liabilities	69,980	102,662

Accrued pension costs	27,151	26,763
Accrued postretirement benefits, less current portion	55,065	55,293
Other long-term liabilities	6,202	7,407

Total liabilities	158,398	192,125

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,078	98,253
Treasury stock, at cost	(38,397)	(38,871)
Accumulated other comprehensive loss	(16,302)	(16,471)
Retained earnings	155,769	153,890

Total FreightCar America stockholders’ equity	199,275	196,928
Noncontrolling interest in India JV	90	101

Total stockholders’ equity	199,365	197,029

Total liabilities and stockholders’ equity	$357,763	$389,154

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues	$39,563	$95,098
Cost of sales	29,025	85,815

Gross profit	10,538	9,283

Selling, general and administrative expense (including non-cash stock-based compensation expense of $538 and $964, respectively)	7,322	8,586
Plant closure (income) charges	(379)	18,263

Operating income (loss)	3,595	(17,566)

Interest (expense) income	(162)	1,242

Operating income (loss) before income taxes	3,433	(16,324)
Income tax provision (benefit)	849	(6,108)

Net income (loss)	2,584	(10,216)
Less: Net income attributable to Noncontrolling interest in India JV	(11)	—

Net income (loss) attributable to FreightCar America	$2,595	$(10,216)

Net income (loss) per common share attributable To FreightCar America — Basic	$0.22	$(0.87)

Net income (loss) per common share attributable To FreightCar America — Diluted	$0.22	$(0.87)

Weighted average common shares outstanding — Basic	11,849,768	11,739,799

Weighted average common shares outstanding — Diluted	11,852,480	11,739,799

Dividends declared per common share	$0.06	$0.12

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities
Net income (loss)	$2,595	$(10,216)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Plant closure charges	(379)	18,263
Depreciation and amortization	1,186	993
Other non-cash items	130	(507)
Deferred income taxes	7,445	(2,085)
Compensation expense under stock option and restricted share award agreements	538	964
Noncontrolling interest in India JV	(11)	—
Changes in operating assets and liabilities:
Accounts receivable	54,737	6,773
Inventories	(11,995)	(33,599)
Leased railcars held for sale	(36,490)	(7,723)
Other current assets	(327)	15
Accounts payable	(18,216)	20,635
Accrued payroll and employee benefits	(5,558)	(3,665)
Income taxes receivable/payable	(6,494)	(4,184)
Accrued warranty	(606)	(378)
Other current liabilities and customer deposits	(7,333)	(18,715)
Deferred revenue, non current	(270)	—
Accrued pension costs and accrued postretirement benefits	329	267

Net cash flows used in operating activities	(20,719)	(33,162)

Cash flows from investing activities
Restricted cash deposits	(4,238)	—
Cost of railcars on operating leases produced or acquired	(11,018)	—
Purchases of property, plant and equipment	(1,220)	(1,406)

Net cash flows used in investing activities	(16,476)	(1,406)

Cash flows from financing activities
Payments on long-term debt	(17)	(16)
Cash dividends paid to stockholders	(715)	(711)

Net cash flows used in financing activities	(732)	(727)

Net decrease in cash and cash equivalents	(37,927)	(35,295)
Cash and cash equivalents at beginning of period	129,192	197,042

Cash and cash equivalents at end of period	$91,265	$161,747

FreightCar America, Inc.
Supplemental Disclosure
Reconciliation of net income per common share
to adjusted earnings per share(1)
(Unaudited)
(in thousands except share data)

	Three Months Ended
	March 31,
	2009	2008
Net income (loss) per common share attributable To FreightCar America — Basic	$0.22	$(0.87)

Net income (loss) per common share attributable To FreightCar America — Diluted	$0.22	$(0.87)

Net income (loss) attributable to FreightCar America	$2,595	$(10,216)
Plant closure (income) charges	(379)	18,263
Tax effect of plant closure charges	(94)	6,834

Adjusted net income attributable to FreightCar America	$2,310	$1,213

Adjusted net income per common share attributable To FreightCar America — Basic	$0.19	$0.10

Adjusted net income per common share Attributable to FreightCar America — Diluted	$0.19	$0.10

(1)	Adjusted earnings per share represents the Company’s net income per common share as adjusted to give effect to the plant closure charges recorded in the first quarter of 2009 and 2008 associated with the Company’s decision to end production activities at their Johnstown manufacturing facility. The Company believes that adjusted earnings per share information is useful to investors because it illustrates the effect on the Company’s financial results of the plant closure charges. The Company believes that adjusted earnings per share will allow investors to more effectively compare the Company’s financial results prior to and after these special charges since these charges are unusual in nature. Adjusted earnings per share is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider adjusted earnings per share in isolation or as a substitute for earnings per share calculated in accordance with U.S. GAAP. Our calculation of adjusted earnings per share is not necessarily comparable to that of other similarly titled measures reported by other companies.